Principal Real Asset Fund
Supplement dated February 17, 2026
to the Prospectus and the Statement of Additional Information
dated August 1, 2025
(both as previously supplemented)

This supplement updates information contained in the Prospectus and Statement of Additional Information. Please retain this supplement for future reference.
The changes described below are being made to the Prospectus.

INVESTMENT STRATEGIES AND RISKS
Under Principal Investment Strategies, replace the paragraph entitled Infrastructure with the following paragraph:
Infrastructure. This strategy invests in infrastructure, including in equity and debt securities issued by private and public infrastructure companies. Infrastructure investments and companies include, among other assets, utilities and other regulated assets (such as electricity transmission and distribution facilities, gas distribution systems, water-related businesses like water distribution and waste water collection and processing facilities), transportation assets (such as toll roads, airports, seaports, and railway lines), communications assets (including broadcast and wireless towers and satellite networks) and social infrastructure (including schools, hospitals, prisons and courthouses). With respect to the Fund’s investment in global listed infrastructure equities, the applicable portfolio managers incorporate environmental, social, and/or governance investment insights into that investment strategy when assessing potential portfolio investments.
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MANAGEMENT OF THE FUND
Under Portfolio Management, delete the first paragraph and replace with the following:
The Fund may have multiple Sub-Advisors, although it currently only has one Sub-Advisor that pursues a particular investment strategy for the Fund. A team within Principal Asset Allocation, an investment team within PGI whose members are listed below, determines the portion of the Fund's assets that the Sub-Advisor will manage for the multiple strategies and may reallocate Fund assets to or from a Sub-Advisor strategy from time-to-time. This team agrees on allocation decisions and shares authority and responsibility for day-to-day portfolio management, with no limitation on the authority of one portfolio manager in relation to another.
Under The Sub-Advisor(s), delete the first paragraph and replace with the following:
PGI has signed a contract with one sub-advisor to manage assets pursuant to a single investment strategy. Under the sub-advisory agreement, the sub-advisor agrees to assume the obligations of PGI to provide investment advisory services to the portion of the assets of the Fund allocated to its strategy by PGI. For these services, PGI pays the sub-advisor a fee.
Under The Sub-Advisor(s), delete the reference to Global Listed Infrastructure in the Strategy portion of the Sub-Advisor: Principal Real Estate Investors, LLC.
Under Fees PGI Pays to Sub-Advisor(s), delete the table titled Principal-REI Sub-Advisory Fee (Global Listed Infrastructure Equities Portfolio).

The changes described below are being made to the Statement of Additional Information.

ADDITIONAL INVESTMENT POLICIES AND RESTRICTIONS
Delete the second paragraph of the Environmental, Social, and Governance Factors in the Selection of Portfolio Securities section and replace with the following:
With respect to the Fund's global listed infrastructure sleeve, the portfolio managers of that sleeve incorporate ESG investment insights into their investment strategy when assessing potential portfolio investments. Employing these sustainability standards may affect the Fund's exposure to certain companies and industries. The Fund and/or sleeve's performance may at times be better or worse than funds and/or sleeves that do not consider sustainability criteria or that consider other criteria.
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INVESTMENT ADVISORY AND OTHER SERVICES
Under Investment Advisors, delete the second paragraph and replace with the following:
PGI has signed a contract with one Sub-Advisor to manage assets pursuant to a single investment strategy. Under the sub-advisory agreement, the Sub-Advisor agrees to assume the obligations of PGI to provide investment advisory services to the portion of the assets of the Fund allocated to its strategy by PGI. For these services, PGI pays the Sub-Advisor a fee.
Under Sub-Advisory Agreements, delete the table titled Principal-REI Sub-Advisory Fee (Global Listed Infrastructure Equities Portfolio).

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